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                                                                    EXHIBIT 99.1

                      [LETTER HEAD OF DTVN HOLDINGS, INC.]
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Press Release
For Immediate Release

                    DTVN and DataVoN Report Change of Control

Dallas, Texas - July 24, 2002 - DTVN Holdings, Inc., (OTC BB: DTVN), a nationwide provider of packet-switched information services through its wholly owned subsidiary DataVoN, Inc., today announced that a change of control has taken place. Transcom Communications, Inc. has been, or will be, issued sufficient common stock to give it a 51% ownership interest in DTVN.

In connection with this significant change in ownership, the Company announced that Scott Birdwell has become Chairman of DTVN's Board of Directors and CEO of DTVN. Britt Birdwell and Jeff Becker have been been appointed to the positions of President and CFO, respectively, and they have also been appointed to the DTVN Board of Directors. Mr. Hugh Simpson, who formerly occupied the positions of Chairman, CEO, and President, remains on the DTVN Board of Directors. Mr. Philip O'Reilly has resigned from the Board and as CFO.

DTVN's new Chairman and CEO, Scott Birdwell, said, "We are very excited about our new roles at DTVN and DataVoN. DTVN and DataVoN have been facing significant financial challenges that had to be addressed. Last week, Transcom agreed to assist the Company in that endeavor in exchange for a controlling interest in the Company. We are hopeful that with our financial strategies, substantial telecommunications experience and the combined expertise of the management team we will be able to meet those and other challenges going forward. On a positive note, although we have only been here a short time, we are very impressed with power of the DataVoN network and the prospects for future growth."

DataVoN, Inc. (www.datavon.com), Video Intelligence, Inc. (www.video-intelligence.com) and Zydeco Exploration, Inc. are wholly owned subsidiaries of DTVN Holdings, Inc. DataVoN has received the Frost & Sullivan 2001 Market Engineering Award for Business Development Strategy. DataVoN's core business is to provide wholesale origination, transport and termination services through its state-of-the-art packet-switched network which facilitates sharing of voice, data and video transmissions over the same medium. DTVN and DataVoN have headquarters and DataVoN's Network Operations Center is in Richardson, Texas.

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The information contained in this press release, or on the Company's website,
www.datavon.com, includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release reflect DTVN's current views with respect to possible future events and financial performance and are subject to certain risks and uncertainties that could cause DTVN's actual results to differ materially from its historical results or those that DTVN hopes to achieve. In this press release, the words "anticipates," "plans," "believes," "expects," "intends," "future," and similar expressions identify certain forward-looking statements. Please do not place undue reliance on the forward-looking statements contained in this press release.